Exhibit (d)(34)

SUBADVISORY AGREEMENT

This AGREEMENT made effective the 1st day of May, 2015, among AQR Capital Management, LLC, a Delaware Limited Liability Company (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Funds, a Delaware Statutory Trust (the “Trust”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Subadviser is registered with the SEC as an investment adviser under the Advisers Act;

WHEREAS, the Trust has retained the Investment Adviser to render investment advisory services to the various funds of the Trust pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge certain of the Investment Adviser’s responsibilities with respect to the investment management of such funds;

WHEREAS, the Trust and the Investment Adviser desire to retain the Subadviser to furnish certain investment advisory services to one or more funds of the Trust, and the Subadviser is willing to furnish such services to such funds and the Investment Adviser in the manner and on the terms hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Trust, the Investment Adviser, and the Subadviser as follows:

1.        Appointment. The Trust and the Investment Adviser hereby appoint Subadviser to act as subadviser to provide certain investment advisory services to the fund(s) of the Trust, and/or a designated portion of the fund(s) (“Segment”) if applicable, as listed on Exhibit A attached hereto (individually, a “Fund” and together, the “Funds”) for the periods and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to furnish the services set forth herein for the compensation herein provided. The term Fund as used throughout this Agreement shall also mean Segment in those instances where the Subadviser is providing services under this Agreement to a Segment.

In the event the Investment Adviser wishes to retain the Subadviser to render investment advisory services to one or more funds of the Trust other than the Fund(s), the Investment Adviser, Trust and Subadviser shall execute a written amendment to this effect.

2.        Subadviser Duties. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Investment Adviser, the Subadviser will render investment advisory services to each Fund. The Subadviser will provide investment research and analysis, which may include, but is not limited to, systematic, quantitative or discretionary investment methodologies, and will conduct a continuous program of evaluation, investment, purchases and/or sales, and reinvestment of a Fund’s assets by determining the securities, instruments, cash and other investments, including, but not limited to, futures, forwards, options contracts, swaps and other derivative instruments, if any and to the extent permitted in a Fund’s registration statement, that shall be purchased, entered into, retained, sold, closed, or exchanged for the Fund, when these transactions should be executed, and what portion of the assets of a Fund should be held in the various securities, instruments and other investments in which it may invest, and the Subadviser is hereby authorized to execute and perform such services on behalf of a Fund. To the extent permitted by the written investment policies of a Fund as reflected in the Trust’s then-current Prospectus and Statement of Additional Information in its Registration Statement (as defined in Section 2(a) below), the Subadviser shall make decisions for a Fund as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and shall execute and perform the same on behalf of the Fund. With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Fund’s custodian, however, the Subadviser shall review any trades executed by a respective Fund’s custodian to determine that they are reasonable and are in the best interest of the Fund and, to the extent applicable, agrees to provide to the Investment Adviser a quarterly report documenting (i) each trade for which the Subadviser provided notification to the relevant custodian of an unreasonable execution price, and (ii) the final disposition of such notification. The Subadviser is authorized to and shall exercise tender offers, exchange offers and vote proxies on behalf of a Fund, each as the Subadviser determines is in the best interest of the Fund, and with respect to voting proxies, in accordance with the Subadviser’s proxy voting policy. To the extent permitted by the written investment policies of a Fund, as reflected in the Fund’s then-current Prospectus and Statement of Additional Information (“SAI”) in its Registration Statement (as defined in Section 2(a)(5) below), the Subadviser is authorized, on behalf of the Fund, to negotiate and enter into futures account agreements, collateral control agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust Procedures (as defined in Section 2(a)(3) below). The Subadviser is also authorized, on behalf of a Fund, to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to the Fund’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust Procedures. The Subadviser is authorized to effect cross transactions between a Fund and other accounts managed by the Subadviser and its affiliates in accordance with Trust Procedures. In order to meet margin or collateral requirements for futures, forwards and other derivative instruments, the Subadviser may direct payments of cash, cash equivalents, and securities and other property into segregated accounts or futures commission merchant (“FCM”) accounts established hereunder as the Subadviser deems desirable or appropriate, provided that Subadviser’s actions are in accordance with the terms of this Agreement, any applicable derivatives agreement (and related documents) entered into on behalf of the Fund, the 1940 Act and the rules and regulations thereunder.

In performing these duties, the Subadviser:

(a)        will comply with (1) the applicable provisions of the 1940 Act, the Advisers Act and all applicable rules and regulations and regulatory guidance thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC applicable to the Trust, to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser), including performing its obligations under this Agreement as a fiduciary to each Fund; (2) applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and regulatory guidance, releases and interpretations related thereto; (3) any applicable written procedures, policies and guidelines adopted by the Board and furnished to the Subadviser (“Trust Procedures”); (4) the Fund’s investment goals, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as supplemented or amended from time to time, as furnished to the Subadviser; (5) the provisions of the Trust’s Registration Statement applicable to the Fund filed on Form N-1A under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, as supplemented or amended from time to time and furnished to the Subadviser (the “Registration Statement”); (6) Section 851(b)(2) and (3) of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”); (7) any other applicable laws and regulations, including without limitation, proxy voting regulations; and (8) the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser as provided to the Subadviser by the Investment Adviser, or to the Subadviser). Notwithstanding the foregoing or anything else contained in this Agreement, Sub-Adviser shall not be required to comply with any instruction of the Trust or Investment Adviser nor any amendment to, or any new policies, procedures or guidelines of the Trust or Funds, unless Subadviser is notified in writing and is given a reasonable amount of time to implement such instruction and such instructions do not cause Subadviser to breach any legal, tax or regulatory requirement applicable to Subadviser.

(b)        to the extent that the Subadviser engages in transactions that require segregation of assets or other arrangements pursuant to Section 18(f) of the 1940 Act, including but not limited to, options, futures contracts, short sales or borrowing transactions, the Subadviser shall, in accordance with the Trust’s Segregation Requirements Policy, designate to the Trust’s custodian, who shall be identified by the Investment Adviser in writing: (i) those assets to be soft segregated in accordance with the 1940 Act or any related guidance, if necessary, consistent with Trust Procedures, based upon trading strategies and positions the Subadviser employs on behalf of a Fund; (ii) to segregate assets, if necessary, in accordance with the 1934 Act; and (iii) to meet any other requirements of broker/dealers who may execute transactions for the Fund in connection therewith. Until the Investment Adviser delivers any supplements or amendments to the Subadviser, the Subadviser shall be fully protected in relying on the Trust’s Registration Statement previously furnished by the Investment Adviser to the Subadviser and the Sub-Adviser shall not be required to comply with any updated requirements contained in a Registration Statement or supplement thereto unless Subadviser is given a reasonable amount of time to implement such requirements and such requirements do not cause Subadviser to breach any legal, tax or regulatory requirement applicable to Subadviser. In managing a Fund in accordance with the requirements of this Section 2, the Subadviser shall be entitled to receive and act upon advice of counsel to the Trust, to the Investment Adviser or to the Subadviser that is also acceptable to the Investment Adviser.

(c)        will, upon the reasonable request of the Investment Adviser, and to the extent the Subadviser has available relevant information to provide such assistance, assist with the identification and confirmation by the Investment Adviser of a particular position in a Fund that constitutes stock in a Passive Foreign Investment Company (“PFIC”), as that term is defined in Section 1297 of the Code, as amended. Notwithstanding the foregoing, any assistance provided by Subadviser under this subsection shall not be considered tax advice or tax services. Any determination of whether a particular Fund position is or is not a PFIC, including with respect to filings with the Internal Revenue Service or other regulatory authorities, will be solely the determination of the Investment Adviser.

(d)        will, upon the reasonable request of the Investment Adviser, (i) assist with the identification of each position in a Fund that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, and (ii) if necessary, provide reasonable assistance regarding the Investment Adviser’s determination of the expense ratio of a BDC holding of the Fund (to the extent Subadviser has access to applicable information).

(e)        is responsible and is hereby granted authority, in connection with its responsibilities under this Section 2, for decisions to buy and sell securities, instruments and other investments for a Fund, for the selection of any broker-dealer, FCM, bank or any other counterparty that the Subadviser may select at its own discretion, and for negotiation of commission rates. In effecting a security or other transaction, the Subadviser will seek to obtain the best execution for a Fund, taking into account the Trust’s and the Subadviser’s best execution policy. Subject to such policies as the Board may determine and consistent with the 1934 Act, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer, acting as agent, for effecting a Fund transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s (or its affiliates’) overall responsibilities with respect to the Fund and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards, and in accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and applicable Trust Procedures, the Subadviser is further authorized to place orders on behalf of a Fund through the Subadviser if the Subadviser is registered as a broker or dealer with the SEC or as a FCM with the CFTC, through any of its affiliates that are brokers or dealers or FCMs or such other entities which provide similar services in foreign countries, or through such brokers and dealers that also provide research or statistical research and material, or other services to a Fund or the Subadviser. Such allocation to affiliated brokers shall be in such amounts and proportions as the Subadviser shall determine consistent with the above standards, and, upon request, the Subadviser will report on said allocation to the Investment Adviser and Board, indicating the brokers, dealers or FCMs to which such allocations have been made and the basis therefore. The

Subadviser is authorized to open brokerage accounts on behalf of a Fund in accordance with Trust Procedures. The Subadviser shall not direct brokerage to any broker-dealer in recognition of, or otherwise take into account in making brokerage allocation decisions, sales of shares of a Fund or of any other investment vehicle by that broker-dealer.

(f)        may, on occasions when the purchase or sale of a security is deemed to be in the best interest of a Fund as well as any other investment advisory clients, and to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the Subadviser’s policies and procedures. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in a manner that is fair and equitable and consistent with the Subadviser’s fiduciary obligations to the Fund and to such other clients.

(g)        will, in connection with the purchase and sale of securities for a Fund, together with the Investment Adviser, arrange for the transmission to the custodian and recordkeeping agent for the Trust, on a daily basis, such confirmation(s), trade tickets, and other documents and information, including, but not limited to, CUSIP, SEDOL, or other numbers that identify securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the custodian and recordkeeping agent to perform its administrative and recordkeeping responsibilities with respect to the Fund, and with respect to Fund securities to be purchased or sold through the Depository Trust Company, will arrange for the automatic transmission of the confirmation of such trades to the Trust’s custodian and recordkeeping agent, and, if requested, the Investment Adviser. The Subadviser agrees to comply with such rules, procedures and time frames as the Trust’s custodian may reasonably set or provide in accordance with customary industry practice with respect to the clearance and settlement of transactions for a Fund, including but not limited to submission of trade tickets. Any Fund assets shall be delivered directly to the Trust’s custodian. Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction, Subadviser shall be responsible for any resulting loss incurred by the applicable Fund unless such loss was a direct result of a third party or the custodian’s negligence in the performance of its duties.

(h)        will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust with respect to their determination or confirmation of the value of any of the Fund’s holdings or other assets of the Fund based upon the Subadviser’s valuation policies and procedures, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time) regarding timing and circumstance, for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to) providing the following assistance for the Trust solely with respect to the Fund:

i.    promptly notifying the Investment Adviser in the event the value of any holding of the Fund does not appear to reflect corporate actions, news, or other significant events; where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the policies and procedures of the

Subadviser used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time. For the avoidance of doubt, a Fair Valuation Event shall not involve the fair valuation of foreign securities or instruments pursuant to a general “foreign fair value pricing factor” applied by a third party fair valuation services for the prevention of arbitrage;

ii.    verifying pricing and providing recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Subadviser’s valuation policy and procedures, on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii.    designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv.    upon the reasonable request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund; and

v.    maintaining adequate records and written backup information with respect to any fair valuation information provided pursuant to this Section 2(h), and providing such information to the Investment Adviser or the Trust relating to assistance provided under this Section 2(h) upon reasonable request. Such records shall be deemed to be Trust records.

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships. If Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(h) of this Agreement that directly results in the Fund having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy), Subadviser shall be responsible for any resulting loss incurred by the Trust as a result of a late reported (or non-reported) Fair Valuation Event.

(i)        will maintain and preserve such records related to a Fund’s transactions as required under the 1940 Act and the Advisers Act and/or Commodity Exchange Act (including the rules and regulations of the CFTC and NFA). The Subadviser will make available to the Trust and the Investment Adviser as soon as practicably possible upon reasonable advance request, any of the Fund’s investment records and ledgers maintained by the Subadviser (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for the Trust), as are reasonably necessary to assist the Trust and the Investment Adviser in complying with requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act (including the rules and regulations of the CFTC and NFA), as well as other applicable laws, and will upon request furnish to regulatory authorities having the requisite authority any Trust records that are solely in the Subadviser’s possession which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(j)        will upon request, but anticipated to occur no more frequently than quarterly, report to the Board on the investment program for the Fund(s) including the issuers and securities represented in the Fund(s), and will furnish the Board, with respect to the Fund(s), such periodic and special reports as the Board and the Investment Adviser may reasonably request, solely as it relates to services provided by the Subadviser to the Funds hereunder, including, but not limited to, reports concerning transactions and performance of the Fund(s), a quarterly compliance checklist, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act, fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determination of securities purchased pursuant to Rule 144A and 4(2) commercial paper, IOs/POs, confirmation of the liquidity of all other securities in the Funds, and compliance with the Subadviser’s Code of Ethics, and such other reports or certifications as reasonably requested by the Investment Adviser pursuant to the terms and conditions of this Agreement and in accordance with applicable federal securities laws in order to enable Investment Adviser and/or the Trust to meet its regulatory obligations. Subadviser agrees that such reports and certifications will not be unreasonably withheld.

(k)        will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of the Code of Ethics, together with evidence of its adoption. Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Subadviser shall certify to the Investment Adviser that (a) the Subadviser had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code of Ethics contains procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1 under the 1940 Act, as amended) from violating the Code of Ethics, and that (c), except as otherwise disclosed, there have been no material violations or material changes of the Code of Ethics or, if a material violation has occurred, that appropriate action has been taken in response to such violation. Upon reasonable written request of the Investment Adviser or the Trust, the Subadviser shall provide the Investment Adviser and the Trust with summaries of reported material violations (with non-public personal identification information redacted) under the Code of Ethics. Notwithstanding anything herein to the contrary, the Subadviser shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Trust for the purpose of the examination, including the title of a person and their relationship to the Fund.

(l)        will provide to the Investment Adviser a copy of the Subadviser’s Form ADV, and any supplements or amendments thereto, as filed with the SEC, on an annual basis (or more frequently if requested by the Investment Adviser or the Board) including any portion which contains disclosure of legal or regulatory actions. The Subadviser represents and warrants that it is a duly registered investment adviser under the Advisers Act and will notify the Investment Adviser as soon as practicably possible if any action is brought by any regulatory body which would materially affect that registration. The Subadviser will provide a list of persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets for the Fund(s).

(m)        will be responsible for meeting the Subadviser’s regulatory obligations, including the preparation and filing of such reports with respect to the assets of a Fund reflecting holdings over which the Subadviser or its affiliates have investment discretion as may be required from time to time, including but not limited to Schedule 13G and Form 13F.

(n)        will not permit any employee of the Subadviser to have any material involvement with the management of a Fund strategy if such employee has:

  i.    been, within the last ten (10) years, convicted of or acknowledged commission of any felony or misdemeanor (a) involving the purchase or sale of any security, (b) involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, (c) involving sections 1341, 1342 or 1343 of Title 18 of the U.S. Code, or (d) arising out of such person’s conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the CEA, or as an affiliated person, salesman, or employee or officer or director of any investment company, bank, insurance company, or entity or person required to be registered under the CEA;

ii.    been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction, from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the CEA, or as an affiliated person, salesman or employee of any investment company, bank, insurance company, or entity or person required to be registered under the CEA, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

(o)        will not disclose or use any Fund records or information obtained from a Fund, the Trust or the Investment Adviser, pursuant to this Agreement (excluding investment research and investment advice) in any manner whatsoever except (i) as expressly authorized in this Agreement, (ii) disclosures to Subadviser’s affiliates, employees, officers, professional service providers or other third parties in connection with the performance of Subadviser’s duties hereunder, subject to commercially reasonable confidentiality obligations and the Trust’s Disclosure of Portfolio Holdings Policy (as applicable), (iii) in the ordinary course of business in connection with placing orders for the purchase and sale of securities or instruments or obtaining investment licenses in various countries or the opening of custody accounts and dealing with settlement agents in various countries, (iv) if the Board has authorized such disclosure, or (v) if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority. The Trust and the Investment Adviser will not disclose or use any records or information with respect to the Subadviser obtained pursuant to this Agreement, in any manner whatsoever except (x) as expressly authorized in this Agreement, (y)

if the Subadviser has authorized such disclosure, or (z) if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority, provided the Investment Adviser uses reasonable efforts to notify the Subadviser prior to making any disclosure so the Subadviser may attempt to obtain confidential treatment or a protective order (unless such notification to the Subadviser would violate a law, regulation or order).

(p)        upon reasonable request, will assist the Investment Adviser, the Trust, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services provided by, and the obligations of, the Subadviser hereunder. Specifically, and without limitation to the foregoing, the Subadviser agrees to provide certifications to the principal executive and financial officers of the Trust (the “certifying officers”) that support the certifications required to be made by the certifying officers in connection with the preparation and/or filing of the Trust’s Form N-CSRs, N-Qs, N-SARs, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Trust shall reasonably request. Subadviser shall not be responsible for the preparation or filing of any regulatory filings and/or reports required of the Trust, any Fund or the Investment Adviser by any governmental or regulatory agency (including self-regulatory organizations) except as expressly agreed in writing by the Subadviser.

(q)        is, along with its affiliated persons, permitted to enter into cross-trade transactions with the other funds of the Trust and affiliated persons of those other funds of the Trust (collectively, the “Other Funds”). In doing so with respect to a Fund, the Subadviser is prohibited from consulting with the Investment Adviser or the subadvisers of these Other Funds concerning securities transactions of a Fund except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

(r)        will exercise voting rights with respect to securities held by a Fund in accordance with written policies and procedures adopted by the Subadviser, which may be amended from time to time, and which at all times shall comply with the requirements of applicable federal statutes and regulations and any related SEC guidance relating to such statutes and regulations (collectively, “Proxy Voting Policies and Procedures”). The Subadviser shall vote proxies on behalf of a Fund in a manner deemed by the Subadviser to be in the best interests of the Fund pursuant to the Subadviser’s written Proxy Voting Policies and Procedures. The Subadviser shall provide disclosure regarding the Proxy Voting Policies and Procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement. Upon request, the Subadviser shall report to the Investment Adviser in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX). Upon request, the Subadviser shall certify as to its compliance with its own Proxy Voting Policies and Procedures and applicable federal statutes and regulations.

(s)        will provide reasonable assistance to the Trust and the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act, including, in the event of any relevant regulatory exams, providing notice of any material deficiencies that will likely, in the Subadviser’s reasonable determination, materially and adversely affect the services provided by the Subadviser under this Agreement, and providing notice of any material changes to business operations that will likely, in the Subadviser’s reasonable determination, materially and adversely affect the services provided by Subadviser under this Agreement, provided that the provision of such notices are permitted under applicable law. Specifically, the Subadviser represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Subadviser’s compliance program as it relates to the services provided by the Subadviser under this Agreement, which access shall include on-site visits with the Subadviser as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Subadviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the applicable provisions of the Subadviser’s compliance program.

(t)        will comply with any Trust Procedures provided to Subadviser, including the Trust’s policy on selective disclosure of portfolio holdings of funds of the Trust (the “Disclosure of Portfolio Holdings Policy”), as provided in writing to the Subadviser and as may be amended from time to time. As such, the Subadviser agrees not to trade on non-public portfolio holdings information of the funds of the Trust in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Subadviser to govern trading of its employees. Compliance with the Disclosure of Portfolio Holdings Policy includes the requirement of entering into commercially reasonable confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the Funds of the Trust that meet the minimum requirements of the Disclosure of Portfolio Holdings Policy. The Subadviser will provide any such agreements to the Investment Adviser or the Trust, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Trust, provided however that the Subadviser may provide only those parts of the agreements that relate to ensuring compliance with the Trust’s Disclosure of Portfolio Holdings Policy or other Trust Procedures. For the avoidance of doubt, transactions with brokers, dealers or other counterparties of the Fund do not constitute a disclosure of portfolio holdings under the Disclosure of Portfolio Holdings Policy.

(u)        will notify the Investment Adviser as soon as reasonably practicable in the event that, in the reasonable judgment of the Subadviser, Fund share transaction activity becomes disruptive to the ability of the Subadviser to effectively manage the assets of a Fund consistent with the Fund’s investment objectives and policies.

(v)        will provide assistance as may be reasonably requested by the Investment Adviser and agreed to by the Subadviser (such agreement by the Subadviser may not be unreasonably withheld) in connection with compliance by a Fund with any current or future legal and regulatory requirements related to the services provided by the Subadviser hereunder.

(w)        will provide such certifications to the Trust as may be reasonably requested by the Investment Adviser in accordance with applicable federal securities laws in order to enable Investment Adviser and/or the Trust to meet its regulatory obligations (and Subadviser agrees that such certifications may not be unreasonably withheld), including (but not limited to) certifications of compliance with Trust Procedures, the Registration Statement, and applicable securities regulations.

(x)        will, upon reasonable request by the Investment Adviser and to the extent not obtainable from the Fund’s custodian, administrator or other service provider, provide relevant trade information or other documentation related to the services provided by the Subadviser hereunder (for example, a schedule of Fund purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Fund. The Subadviser will, as soon as reasonably practicable, forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Fund.

(y)        upon request, as soon as reasonably practicable will provide reasonable assistance to the Investment Adviser with respect to the annual audit of the Trust’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations (in particular with respect to investments in loans (including participations and assignments) and all derivatives, including swaps); (ii) providing copies of all documentation relating to investments in loans (including participations and assignments) and derivative contracts; (iii) obtaining trade confirmations in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments (including investments in loans (including participations and assignments) and derivatives) that are not readily ascertainable in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such market quotations through independent means.

(z)        will upon request advise the Investment Adviser (i) if the Subadviser acts as sub-adviser to another U.S. registered mutual fund that follows the same investment strategy as a Fund and (ii) if so, whether the Subadviser’s fee rate is less than the rate charged the Investment Adviser for management of the Fund.

(aa)        with respect to a Fund not already registered as a commodity pool, the Subadviser will promptly notify Investment Adviser if Subadviser plans to change its trading strategy with respect to a Fund in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator. With respect to a Fund that is registered as a commodity pool, the Subadviser will promptly notify Investment Adviser if Subadviser plans to change its trading strategy with respect to a Fund in a way that allows the Investment Adviser to file an exemption from registration. Subadviser agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA (or filing for an exemption). Subadviser agrees that it will provide, upon request, reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Subadviser also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.

(bb)        will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Subadviser will upon request make available to the Trust and the Investment Adviser information regarding the Subadviser’s BCP, including a plan summary.

(cc)        will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide, or cause to be provided, appropriate documentation to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets. It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. The Subadviser will cooperate with the Investment Adviser and its tax advisors/custodians to provide any information reasonably requested by the Investment Adviser or its agent in order to aid such parties in determining whether any FATCA withholding is required.

3.        Disclosure about Subadviser and Fund(s). The Subadviser represents that it has reviewed the current Registration Statement as requested and provided by the Investment Adviser and agrees to upon request and as soon as reasonably practicable to review future amendments to the Registration Statement, including any supplements thereto, which relate to the Subadviser or a Fund, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, solely with respect to the disclosure respecting or relating to the Subadviser or the Fund that the Subadviser has provided to the Trust for inclusion in the Registration Statement and where such disclosure has not been modified from the version provided by the Subadviser for inclusion in the Registration Statement, including any performance information the Subadviser provides that is included in or serves as the basis for information included in the Registration Statement, such portion of the Registration Statement contains as of the date thereof, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadviser further agrees to notify the Investment Adviser and the Trust as soon as reasonably practicable of any material fact about the Subadviser and/or the Fund, known to the Subadviser relating to the Subadviser, that is not contained in the then current Registration Statement or prospectus for the Trust and is required to be contained in the then current Registration Statement or prospectus for the Trust under applicable regulations or Form N-1A requirements, or any amendment or supplement thereto, or of any statement respecting or relating to the Subadviser and/or Fund contained therein that becomes untrue in any material respect. With respect to the disclosure respecting the Fund, the Subadviser represents and agrees that the description in the Trust’s prospectus, as provided to the Subadviser and requested for review by the Investment Adviser prior to the filing thereof, including the Fund’s goal, investment strategies and risks (the “Fund Description”), as of the date of this Agreement and as of the date of any Registration Statement or supplement thereto, assuming the Subadviser has been provided with an opportunity to review and comment on such Fund Description and Investment Adviser has incorporated such revisions into the Fund Description as explicitly requested by the Subadviser or such revisions as otherwise agreed between the Investment Adviser and Subadviser, is consistent with the manner in which the

Subadviser intends to manage the Fund and, with respect to risk disclosure, based upon the Subadviser’s reasonable interpretation of the requirements of Form N-1A, identifies the principal risks of investing known to the Subadviser that are expected to arise in connection with the manner in which the Subadviser intends to manage the Fund (“Identified Risks”). The Subadviser further agrees to notify the Investment Adviser and the Trust as soon as reasonably practicable in the event that the Subadviser becomes aware that a Fund Description is inconsistent in any material respect with the manner in which the Subadviser is managing the Fund, and in the event that the Identified Risks are inconsistent in any material respect with the risks known to the Subadviser that arise in connection with the manner in which the Subadviser is managing the Fund. In addition, the Subadviser agrees to comply with the Investment Adviser’s reasonable request for information regarding the personnel of the Subadviser who are responsible for the day-to-day management of a Fund’s assets.

4.        Expenses. The Subadviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Subadviser’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to Subadviser or other information provided by Subadviser to the Investment Adviser and/or the Trust’s Distributor, and marketing support. Subadviser agrees to pay to the Investment Adviser reasonable costs of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Subadviser makes any changes that require immediate disclosure in the prospectus or any required regulatory documents by supplement, including material changes to its (i) structure or ownership, (ii) to investment personnel, (iii) to investment style or management, or (iv) otherwise (“Changes”), and at the time of notification to the Trust by the Subadviser of such Changes, the Trust is not generating a supplement for other purposes; provided, however, that Investment Adviser shall provide written support for such cost at Subadviser’s request for any event exceeding Ten Thousand Dollars ($10,000.00). In the event two or more subadvisers each require a supplement simultaneously, the expense of each supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser. All other expenses not specifically assumed by the Subadviser hereunder are borne by the applicable Fund of the Trust, including but not limited to, (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other financial instruments for the Fund; and (c) custodian fees and expenses. The Trust, the Subadviser and the Investment Adviser shall not be considered as partners or participants in a joint venture.

5.        Compensation. For the services provided and the expenses borne by the Subadviser pursuant to this Agreement, the Investment Adviser will pay to the Subadviser a fee in accordance with Exhibit A attached to this Agreement. This fee will be computed by the Investment Adviser and accrued daily and payable monthly. The fees for any month during which this Agreement is in effect for less than the entire month shall be pro-rated based on the number of days during such month that the Agreement was in effect.

6.        Seed Money. The Investment Adviser agrees that the Subadviser shall not be responsible for providing money for the initial capitalization of any Fund.

7.        Compliance. The Subadviser agrees that it shall as soon as reasonably practicable notify the Investment Adviser and the Trust (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured the Subadviser; placed limitations upon its activities, functions or operations in a manner that in the Subadviser’s reasonable judgment will materially impair its ability to perform the services hereunder; suspended or revoked its registration, if any, or ability to serve as an investment adviser; or has commenced proceedings or an investigation that can be expected in the reasonable opinion of the Subadviser to result in any of these actions; (ii) upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. The Subadviser further agrees to notify the Investment Adviser and Trust as soon as reasonably practicable of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Registration Statement, or any amendment or supplement thereto, that is required to be contained in the Registration Statement under applicable regulations and Form N-1A requirements, or of any statement contained therein that becomes untrue in any material respect.

The Investment Adviser agrees that it shall as soon as reasonably practicable notify the Subadviser (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured the Investment Adviser or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Investment Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions; (ii) upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

8.        Independent Contractor. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Investment Adviser from time to time, have no authority to act for or represent the Investment Adviser in any way or otherwise be deemed its agent. The Subadviser understands that unless provided herein or authorized from time to time by the Trust, the Subadviser shall have no authority to act for or represent the Trust in any way or otherwise be deemed the Trust’s agent.

9.        Books and Records. In compliance with the requirements of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10, the Subadviser hereby agrees that all records which it maintains for the Fund(s) are the property of the Trust and further agrees to surrender as soon as reasonably practicable to the Trust any of such records upon the Trust’s or the Investment Adviser’s reasonable request, including requests made upon or following termination of this Agreement (unless other dispensation of such records is mutually agreed by the parties) for so long as Subadviser is required to maintain such records under applicable law, although the Subadviser may, at its own expense, make and retain a copy of such records.

10.        Cooperation. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance authorities) in connection with any investigation or inquiry relating to this Agreement or the Trust.

11.        Responsibility and Control. Notwithstanding any other provision of this Agreement, it is understood and agreed that the Trust reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Subadviser, provided, however, that the Subadviser shall not be liable for any losses or damages to the Trust resulting from the Trust’s direction, or from the Trust’s disapproval of any action proposed to be taken by the Subadviser.

12.        Services Not Exclusive. It is understood that the services of the Subadviser and its employees are not exclusive, and nothing in this Agreement shall prevent the Subadviser (or its employees or affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Fund(s)) or from engaging in other activities.

13.        Liability.

(a)        Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Trust and the Investment Adviser agree that the Subadviser, any affiliated person of the Subadviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Subadviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Subadviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Subadviser’s duties, or by reason of reckless disregard of the Subadviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or Investment Adviser may have under federal or state securities laws. The Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private. The Subadviser shall have no liability for the acts or omissions of any third party custodian of a Fund’s assets.

(b)        Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Subadviser agrees that the Trust and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Trust or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Trust’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Trust’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Subadviser may have under federal or state securities laws.

14.        Indemnification.

(a)        The Subadviser agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Subadviser’s responsibilities to the Trust which (i) are based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Subadviser’s obligations and/or duties under this Agreement by the Subadviser or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of the Subadviser (other than a PL Indemnified Person), (ii) are based upon the Subadviser’s (or its agent’s or delegate’s) breach of any provision of this Agreement, including breach of any representation or warranty, (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Trust or any Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Subadviser or any affiliated person or agent or delegate of the Subadviser (other than a PL Indemnified Person) and where such information has not been modified from the version provided by the Subadviser for inclusion in the Registration Statement, or (iv) are based upon breach of its fiduciary duties to the Trust or violation of applicable law provided, however, that in no case is the Subadviser’s indemnity in favor of the PL Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement. For the avoidance of doubt, any broker-dealer, FCM, bank or any other counterparty of a Fund that is not affiliated with the Subadviser shall not be considered the agent or delegate of the Subadviser.

(b)        The Investment Adviser agrees to indemnify and hold harmless the Subadviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Subadviser and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Subadviser (collectively, “Subadviser Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Subadviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as Investment Adviser of the Trust which (i) are based upon any willful misfeasance, bad faith or gross negligence, or reckless disregard of, the Investment Adviser’s obligations and/or duties under this Agreement by the Investment Adviser or by any of its directors, officers, or employees or any affiliate or agent or delegate acting on behalf of the Investment Adviser (other than a Subadviser Indemnified Person), (ii) are based upon the Investment Adviser’s (or its agent’s or delegate’s) breach of any provision of this Agreement, including breach of any representation or warranty, (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Trust or any Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Subadviser or any affiliated person or agent or delegate of the Subadviser (other than a PL Indemnified Person) and where such information has not been modified from the version provided by the Subadviser for inclusion in the Registration Statement, or (iv) are based upon breach of its fiduciary duties to the Trust or violation of applicable law provided however, that in no case is the Investment Adviser’s indemnity in favor of the Subadviser Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

15.        Duration and Termination. This Agreement shall become effective as of the date of execution first written above, and shall continue in effect for two years and continue thereafter on an annual basis with respect to the Fund(s); provided that such annual continuance is specifically approved at least annually (a) by the vote of a majority of the Board, or (b) by the vote of a majority of the outstanding voting shares of each respective Fund, and provided that continuance is also approved by the vote of a majority of the Board who are not parties to this Agreement or “interested persons” (as such term is defined in the 1940 Act) of the Trust, the Investment Adviser, or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated with respect to any Fund:

(a)        by the Trust at any time with respect to the services provided by the Subadviser, without the payment of any penalty, by vote of a majority of the Board or by a vote of a majority of the outstanding voting shares of the Trust or, with respect to a particular Fund, by vote of a majority of the outstanding voting shares of such Fund, upon sixty (60) days’ prior written notice to the Subadviser and the Investment Adviser;

(b)        by the Subadviser at any time, without the payment of any penalty, (a) upon sixty (60) days’ prior written notice to the Investment Adviser and the Trust or such shorter period as agreed between the parties, or (b) upon thirty (30) days’ prior written notice to the Investment Adviser and the Trust upon notice of a material change to the investment objectives, policies and or strategies of the Fund.

(c)        by the Investment Adviser at any time, without the payment of any penalty, upon sixty (60) days’ prior written notice to the Subadviser and the Trust.

This Agreement will terminate automatically in event of its assignment under the 1940 Act and any rules adopted by the SEC thereunder, but shall not terminate in connection with any transaction not deemed an assignment. In the event this Agreement is terminated or is not approved in the manner described above (i) Subadviser agrees to provide all reports, certification and assistance called for pursuant to paragraphs 2(c), 2(j), 2(k), 2(m), 2(p), 2(r), and 2(s) within 30 business days of termination; and (ii) the Sections or Paragraphs numbered 2(i) for a period of six years, and 10, 13, 14, 16, 17, 18, 19 and 20 of this Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.

16.        Use of Name.

(a)        It is understood that the name “Pacific Life Insurance Company,” “Pacific Life Fund Advisors LLC,” “Pacific Asset Management,” and “Pacific Funds” and any abbreviated forms and any derivatives thereof and any logos associated with those names (including, without limitation, the whale logo) are the valuable property of the Investment Adviser and its affiliates, and that the Subadviser shall not use such names (or abbreviations, derivatives or logos) without the prior written approval of the Investment Adviser and only so long as the Investment Adviser is an investment adviser to the Trust and/or the Fund(s), provided, however, that the Investment Adviser or Trust, as applicable, hereby approves all uses of such names and/or logos which merely refer in accurate terms to the appointment of Subadviser hereunder or which are required by any state or local regulatory or governmental agency or body, including, without limitation, the SEC, the CFTC, NFA or any other self-regulatory organization of which Subadviser is a member; and provided, further, that in no event shall such approval be unreasonably withheld. Upon termination of this Agreement, the Subadviser shall forthwith cease to use such names (or abbreviations, derivatives or logos).

(b)        It is understood that the name “AQR Capital Management, LLC” and any derivative thereof or any logo associated with that name is the valuable property of the Subadviser and that the Trust and the Investment Adviser have the right to use such name (or derivative or logo), in the Trust’s prospectus, SAI and Registration Statement or other filings, forms or reports required under applicable state or federal securities, insurance, or other law, for so long as the Subadviser is a Subadviser to the Trust and/or a Fund, provided, however, that the Trust may continue to use the name of the Subadviser in its Registration Statement and other documents only to the extent necessary to comply with disclosure obligations under applicable law and regulation. Neither the Trust nor the Investment Adviser shall use the Subadviser’s name or logo in promotional or sales related materials prepared by or on behalf of the Investment Adviser or the Trust without prior review and approval by the Subadviser, which approval may not be unreasonably withheld. Upon termination of this Agreement, the Trust and the Investment Adviser shall forthwith cease to use such names (and logo), except as provided for herein.

17.        Limitation of Liability. A copy of the Declaration of Trust for the Trust, and any amendments thereto, is on file with the Secretary of the State of Delaware. The Declaration of Trust has been executed on behalf of the Trust by a Trustee of the Trust in his capacity as Trustee of the Trust and not individually. The obligations of this Agreement with respect to a Fund shall be binding upon the assets and property of each such Fund individually, and not jointly, and shall not be binding upon any Trustee, officer, employee, agent or shareholder, whether past, present, or future, of the Trust individually, or upon the Trust generally or upon any other fund of the Trust. For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.

18.        Notices. All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

(a)	if to the Subadviser, to:

AQR Capital Management, LLC

Two Greenwich Plaza, Third Floor

Greenwich, CT 06830

Attn: Nicole DonVito, Senior Counsel and Head of Registered Products

Email: Nicole.DonVito@AQR.com

(b)	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Fund Advisor General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

(c)	if to the Trust, to:

Pacific Funds

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

19.        Miscellaneous.

(a)        This Agreement shall be governed by the laws of California, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act. The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

(b)        The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c)        To the extent permitted under Section 15 of this Agreement and under the 1940 Act, this Agreement may only be assigned by any party with prior written consent of the other parties.

(d)        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(e)        This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

(f)        No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.

20.        Confidentiality. In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, non-public Fund portfolio holdings, business and financial information and models, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except as otherwise expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable. Investment Adviser and the

Trust hereby consent to the disclosure to third parties of investment results and other data of the Fund in connection with providing composite investment results of the Sub-Adviser, subject to the Trust’s Disclosure of Portfolio Holdings Policy.

21.        Other Regulatory Matters:

(a)        The Investment Adviser represents and warrants that (1) it and each Fund is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), (b) a “qualified eligible person” under CFTC Rule 4.7 and (c) each applicable Fund consents to being treated as an exempt account under CFTC Rule 4.7(c); (2) that it is registered with the CFTC as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; (3) that it will provide Subadviser reasonable advance notification (in no event less than 30 days) of any decision to (a) alter its operation of any Fund for which the Investment Advisers has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Fund, to then register and operate as a commodity pool operator on behalf of the Fund, or (b) if the Investment Adviser is registered as a commodity pool operator on behalf of the Fund, operate such Fund under an exclusion or exemption from registration with the CFTC.

b)        The Subadviser hereby represents, warrants and agrees that: (1) it is registered with the CFTC as a commodity trading advisor and is a member of the NFA if required in light of the nature of its activities, and will continue to be so registered, if required, for so long as this Agreement remains in effect; (2) it will comply with the applicable provisions of the CEA and the rules of the CFTC and the NFA to the extent required in connection with the performance of its duties and obligations hereunder; and (3) it will provide all information related to the services provided by Subadviser hereunder reasonably requested by the Investment Adviser that are required by the Investment Adviser to fulfill any applicable disclosure and reporting obligations of the Investment Adviser with respect to the Fund under the CEA and the rules of the CFTC and the NFA.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC
By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary
AQR CAPITAL MANAGEMENT, LLC
By:	/s/ Nicole DonVito	By:
	Name: Nicole DonVito		Name:
	Title: Senior Counsel		Title:
PACIFIC FUNDS
By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

Exhibit A

PACIFIC FUNDS

FEE SCHEDULE

Effective:	May 1, 2015 or such time as the Fund becomes effective

Fund:	PF Equity Long/Short Fund

The Investment Adviser will pay to the Subadviser a monthly fee for its services based on the following:

(b)        The annual percentage of the combined* average daily net assets of the PF Equity Long/Short Fund and the Equity Long/Short Portfolio of Pacific Select Fund according to the following schedule:

Rate%	Break Point (assets)
0.650%	On the first $2.5 billion
0.630%	On the excess

(c)        Multiplied by the combined* average daily net assets of the PF Equity Long/Short Fund and the Equity Long/Short Portfolio of Pacific Select Fund for the relevant calendar month.

If the Subadviser provides services for less than a whole month, fees shall be prorated for the portion of a month in which the Agreement is effective.

*Assets are combined only while the Subadviser is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the PF Equity Long/Short Fund only. Investment Adviser will provide data support regarding fee payments, indicating the separate average daily net assets during the period for each of the PF Equity Long/Short Fund and the Equity Long/Short Portfolio of Pacific Select Fund.

A-1